Exhibit 99.1

Sphere 3D Corp. Provides Bitcoin Production and Mining Updates for December 2022

  Increased production capacity by about 267%

  Grew production by 74% month over month to 17.93 Bitcoin

  Bitcoin holdings totaled 103.01 at month-end

  Operations achieved 113.3 BTC/EH efficiency

TORONTO, Ontario, Canada, January 11, 2023 - Sphere 3D Corp. ("Sphere 3D" or the "Company") (Nasdaq: ANY), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for the month ending December 31, 2022.

CEO Comments

"December was transformative for Sphere 3D from start to finish, and included the receipt of approximately 12,000 miners from BitFuFu, a successful annual general meeting, and the long-awaited energization of miners at Wolf Hollow.  Once fully deployed and hashing, Sphere 3D's fleet will total almost 17,000 units with a production capacity of over 1.7 EH/s.

"We are excited by the progress made in December and plan to carry that momentum into the new year.  While there were many accomplishments for the Company, the mining industry continued to struggle in December with the further decline of mining economics and additional bankruptcy filings.  This year has been challenging for the industry, however the team at Sphere 3D continues to work diligently into 2023 to build on its strong finish in 2022."

Compute North Update

In December 2022, over 3,600 miners were installed at the Wolf Hollow site, formerly owned by Compute North, of which nearly 2,700 began hashing, with the remainder pending energization due to a delay of the provider.  In addition, there are about 700 units currently held within a Compute North affiliated storage facility, which we anticipate will be released in the coming weeks.

The Company continues to work closely with the new site operator to energize the remaining units and with Compute North's bankruptcy team to secure the miners' release from storage as quickly as possible.

Miner Delivery Update

In December, approximately 11,850 S19J Pro 104T miners were shipped to the Company in accordance with the amended terms of the Company's contract with a vendor.  Subsequent to the end of December, the miners were landed and cleared customs.

Core Scientific Update

As disclosed in the Company's third quarter report, Sphere 3D filed an arbitration request against Core Scientific ("Core") on its claim for the non-refunded portion of the Company's advanced deposits.  Core subsequently filed for restructuring under Chapter 11 on December 21, 2022.  Sphere 3D has engaged counsel and is vigorously pursuing every available option to recover its funds.

Annual General Meeting Update

On December 20, 2022, the Company hosted a successful annual general meeting of shareholders.  Shareholders voted to expand the Board of Directors to six members and the Board is now comprised of multiple financial, fin-tech, and blockchain technology experts whose guidance is expected to be valuable to the management team as the Company executes its growth strategy for 2023 and beyond.

Other matters addressed by the vote of shareholders included approving the appointment of MaloneBailey LLP as auditors of Sphere 3D Corp. for the 2023 fiscal year and approving the Hertford Transaction Proposal.

Bitcoin Production and Holdings Update

In December 2022, Sphere 3D produced 17.93 Bitcoin or 0.58 per day.  Sphere 3D's mining fleet operated at 113.3 BTC/EH efficiency and averaged approximately 80 percent uptime during the month.  The equivalent approximate value of the Company's December 2022 production, based on a Bitcoin price of $16,510 on December 31, 2022, totaled $296,024.  Daily production volume increased 74 percent compared to November 2022.  The severe weather across North America in late December caused brief downtime across each of our hosting sites.

Since the Company began its mining operations during the first quarter of 2022, it has produced 131.01 Bitcoin and held 103.01 Bitcoin on December 31, 2022.  Bitcoin held by the Company represents a fair market value of approximately $1.7 million based on the Bitcoin price of $16,510 on December 31, 2022.  As of December 31, 2022, the Company was operating approximately 3,665 S19j Pros miners delivering a production capacity of approximately 370 PH/s.

During December 2022, the Company employed a HODL strategy for the majority of its holdings.  The Company used approximately 4.30 Bitcoin during the month to fund working capital.

CEO Closing Remarks

"We were excited to receive the 11,850 miners and look forward to getting them installed and hashing during the first quarter of 2023.  With the near completion of deployment of our initial fleet, Sphere 3D continues to evaluate new accretive opportunities to drive value through the new year."

About Sphere 3D

Sphere 3D Corp. (Nasdaq: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise.  The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators.  Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards.  For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction.  In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 20-F and Form 6-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com